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                    U.S. SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549

                                  FORM 10-SB


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                           OF SMALL BUSINESS ISSUERS

       Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                               CE Software, Inc.
                (Name of Small Business Issuer in its Charter)



                             Iowa                      42-1298712
                -------------------------------   -------------------
                (State or other jurisdiction of      (IRS Employer
                incorporation or organization)    Identification No.)


            1801 Industrial Circle, West Des Moines, Iowa     50265
            ---------------------------------------------     -----
              (Address of principal  executive  offices)   (zip code)


                    Issuer's telephone number (515) 221-1801

          Securities to be registered under Section 12(b) of the Act:

    Title of each class                       Name of each exchange on which
      to be so registered                     each class is to be registered
      -------------------                     ------------------------------

              None                                                 N/A
      -------------------                     ------------------------------

          Securities to be registered under Section 12(g) of the Act:

                         Common Stock, $.10 par value
                         ----------------------------
                               (Title of class)
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                             CROSS REFERENCE OF INFORMATION FOR FORM 10SB
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ITEM NO.     ITEM CAPTION                                                   LOCATION IN DOCUMENT

                    Part I

Item 1.      Description of Business                                        Incorporated by reference from
                                                                            CESH 10-KSB
Item 2.      Management's Discussion and Analysis or Plan of
             Operations                                                     Incorporated by reference from
                                                                            CESH 10-KSB
Item 3.      Description of Property                                        Incorporated by reference from
                                                                            CESH 10-KSB
Item 4.      Security Ownership of Certain Beneficial Owners &
             Managmt                                                               p. 58

Item 5.      Directors, Executive Officers, Promoters, and Control
             Persons                                                               p. 36

Item 6.      Executive Compensation                                                p. 60

Item 7.  Certain Relationships and Related Transactions                            p. 29
          See "Interests of Directors and Officers in the Merger and
          Distribution of CE Software Stock that are Different from your
          Interests or which may Present Conflicts of Interest"

Item 8.  Description of Securities                                                 p. 40

                  Part II

Item 1.  Market Price of and Dividends on the Registrant's
         Common Equity and other Shareholder Matters                               p. 36

Item 2.  Legal Proceedings                                                         p. 37

Item 3.  Changes in and Disagreements with Accountants                             None

Item 4.  Recent Sales of Unregistered Securities                                   None

Item 5.  Indemnification of Directors and Officers                                 p. 37

             Part F/S

         Financial Statements                                                      pp. 11 and 64

            Part III

Item 1.  Index to Exhibits                                                         See below

Item 2.  Description of Exhibits

         3.1   Articles of Incorporation                                           E-1
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         3.2   Bylaws                                                              E-4
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                         Index to Exhibits - Form 10SB

Exhibit    Description                                       Page Number

3.1        Articles of Incorporation                             E-1

3.2        Bylaws                                                E-4
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                             SIGNATURE - FORM 10SB

   In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             CE SOFTWARE, INC.
                                             -----------------
                                                (registrant)


Date                                      By:
    --------------------------               --------------------------
                                              John S. Kirk, President